CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 2, 1999 relating to the financial statements and financial statement schedules of Agway Inc., which appears in Agway Inc.=s Annual Report on Form 10-K for the year ended June 30, 1999.

We also consent to the incorporation by reference in this Registration Statement of our report dated August 20, 1999 relating to the financial statements, which appears in the Annual Report of the Agway Inc. Employees= Thrift Investment Plan on Form 11-K for the year ended June 30, 1999.



/s/--------------------------
   PricewaterhouseCoopers LLP


Syracuse, New York
December 21, 1999